SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                        ---------------------------------

                                    Form S-8

                        ---------------------------------

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                          ROANOKE TECHNOGY CORPORATION
             (Exact name of registrant as specified in its charter)

                 Florida                                       22-3558993
(State or other jurisdiction of incorporation or             (IRS Employer
               organization)                                Identification No.)


           539 Becker Drive, Roanoke Rapids, NC                  27870
         (Address of Principal Executive Offices)              (Zip Code)


                 ROANOKE TECHNOLOGY - YEAR 2004 STOCK AWARD PLAN
                              (Full title of plan)

                               David Garrick, Jr.
                                300 Virginia St.
                               Clermont, FL 34711
                     (Name and address of agent for service)


          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

     Title of           Amount to be       Proposed Maximum Offering         Proposed Maximum           Amount of
 Securities to be        Registered           Price per Share(2)            Aggregate Offering        Registration
   Registered(1)                                                                  Price(2)                Fee(2)
-------------------- ------------------- ------------------------------ --------------------------- ------------------
      Common            400,000,000                  $.01                       $4,000,000               $506.80
-------------------- ------------------- ------------------------------ --------------------------- ------------------

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Estimated for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act") based upon the price under the plan as set by the Board of Directors. I.

                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

     This Prospectus is part of a Registration Statement, which registers a maximum of 400,000,000 shares of common stock, $.001 par value, of Roanoke Technology Corp. (the "Company") for distribution through the Company's 2004 Stock Award Plan for Employees and Consultants ("the Plan"), as set forth below. The duration of the Plan shall be for ten (10) years following the date of adoption unless earlier terminated by the Company's Board of Directions. The Board of Directors may terminate the Plan at any time. At this time, no provisions exist for extending the duration of the Plan.

     Title of Plan: Roanoke Technology Corp. - Year 2004 Stock Award Plan
     -------------

     Nature and Purpose: To grant Employees and Consultants 400,000,000 shares of the Company as compensation for services rendered and services to be rendered to the Company.

     Modification of the Plan: The Plan may only be amended by mutual Consent of all parties in writing.

     Plan  Administrators:  The  Company  shall act as Plan  Administrator.  The
     --------------------
Company's address is: 539 Becker Drive, Roanoke Rapids, NC 27870. The Company's phone number is 252-537-9222.

     The Company, as administrator, will merely issue to the employees and Consultants shares of Common Stock pursuant to the terms of the plan.

     Applicable ERISA Provisions: N/A
     ---------------------------

     No other person is authorized to give any information or make any representation not contained or incorporated by reference in this Prospectus, in connection with the offer contained in this Prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Prospectus does not constitute an offer to sell, or the solicitation of any offer to buy, any security other than the securities covered by this Prospectus, nor does it constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

Securities to be Offered

     The Plan shall offer no more than 400,000,000 shares of the Common Stock of the Company at $.01 per share. The Plan will only offer securities registered under Section 12 of the Exchange Act.

Employees Who May Participate in the Plan

     Employees and Consultants who provide bona fide services to the Company may participate in the plan. Employees and Consultants are eligible to receive the securities provided the securities have been registered or are exempt from registration under the Securities Act of 1933, as amended (the "Act"). For purposes of the Plan, employees shall include officers and directors who are also employees of the Company or any subsidiary.

Purchase of Securities Pursuant to the Plan and Payment for Securities Offered

     The Company will award shares offered under this plan. Employees or Consultants will make no contribution. The Company shall issue and deliver the securities to Employees and Consultants as soon as practicable.

     The plan will make annual reports under the registrant's annual filing, as required by the Exchange Act. Reports will be made available to all plan participants, as referenced above, either through the SEC's website or upon request to the registrant.

     Securities available through the Plan will not be purchased in the open market.

Resale Restrictions

     Employees and Consultants,  after receipt of the Shares, may assign,  sell,
convey  or  otherwise   transfer  the  securities   received,   subject  to  the
requirements of the Act.

Tax Effects of Plan Participation

     The Plan is not a qualified  plan as that term is defined under Section 401
(a) of the Internal Revenue Code. The Company shall not be entitled to any deduction in relation to the grant of any stock or options pursuant to the Plan, and the Company shall not be deemed to receive any other amounts except the price paid by the participant to exercise the option granted.

Investment of Funds

     Participating employees may not direct any portion of the assets under the plan to more than one investment media.

Withdrawal from the Plan; Assignment of Interest

     Withdrawal or termination as to the Plan may occur upon written Consent of the parties. Employees and Consultants have the right to assign or hypothecate Employees or Consultant's interest in the Plan, subject to Plan provisions.

Forfeitures and Penalties

     N/A

Charges and Deductions and Liens Therefore

     N/A

Item 2.  Registrant Information and Employee Plan Annual Information

     The document(s) containing the information specified in Part I of Form S-8 will be set or given to participants in the Roanoke Technology Corp. as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

     Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

             II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Documents Incorporated By Reference

     The following documents are incorporated by reference:

          (a) Registrant's Annual Report on Form 10-KSB, filed February 13, 2004, and amended February 17, 2004 and February 23, 2004;
          (b)  Current Report on Form 8-K, filed February 25, 2004; and
          (c) Registrant's Registration Statement on Form 10-SB, filed July 15, 1999.

     All documents subsequently filed pursuant to Sections 13(a), 139c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part thereof from the date of filing of such documents.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interests of Named Experts and Counsel

         Not applicable

Item 6.  Indemnification of directors and Officers

     Under Florida law, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act unless (i) the director breached or failed to perform his duties as a director, and (ii) a director's breach of, or failure to perform, those duties constitutes (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (2) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (3) a circumstance under which an unlawful distribution is made; (4) in a proceeding by or in the right of the corporation or in a proceeding in which the corporation procures a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct; or (5) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against him and incurred by him in his capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify under Florida law.

     Our Bylaws limit, to the maximum extent permitted by Florida law, the personal liability of our directors and officers for monetary damages for breach of their fiduciary duties as directors and officers. Our Bylaws provide further we shall indemnify to the fullest extent permitted by Florida law any person made a party to any action or proceeding by reason of the fact that such person was our director, officer, employee or agent. Our Bylaws also provide that our directors and officers who are entitled to indemnification shall be paid their expenses incurred in connection with any action, suit or proceeding in which such director or officer is made a party by virtue of his being our officer or director to the maximum extent permitted by Florida law.

Item 7.  Exemption from Registration Claimed

         Not applicable.

Item 8.  Exhibits

Exhibit No.             Description
-----------             -----------
4                       Year 2004 Stock Award Plan
5                       Opinion re:  legality
23.1                    Consent of Independent Account
23.2                    Consent of Counsel (included in Exhibit 5)

Item 9.  Undertakings

The undersigned Registrant hereby undertakes as follows:

1. To file, during any period in which it offers or sells securities, a post effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rocky Mount, State of North Carolina, on March 25th, 2004.


ROANOKE TECHNOLOYG CORP.


---------------------------------------
David L. Smith, CEO


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacity ad on the date indicated.


----------------------------------------
David L. Smith, Chairman of the Board of Directors
Date:  3/25/04


THE PLAN

Pursuant to the requirements of the Securities Act of 1933, the Board of Directors has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rock Mount, State of North Carolina, on March 25th, 2004.

ROANOKE TECHNOLOGY CORP. YEAR 2004 STOCK AWARD PLAN

By:  /s/  David Smith
-----------------------------------------------
Name:  David L. Smith, Jr.
Title:   President and CEO